NEWS RELEASE

For:  CHAMPION PARTS, INC.

ALEX TASSOS & ASSOCIATES

2005 W. Avenue B

CORPORATE & FINANCIAL PUBLIC RELATIONS

Hope, Arkansas 71801

17 Stonepointe Dr., Escondido, CA 92025

Jerry A. Bragiel, President

Contact: Alex Tassos  (760-737-7000)

870-777-8821

CHAMPION PARTS, INC. REPORTS FIRST QUARTER RESULTS

HOPE, Ark., May 15, 2007 -- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, today announced net sales of $5,282,000 for the first quarter ended April 1, 2007, compared to $6,137,000 in the comparable period of 2006.  The company reported a net loss of $22,000, or $0.01 per share in the quarter, compared to a net profit of $239,000, or $0.07 per share for the same period in 2006.

Generally, weaker sales in the company’s air conditioning products, constant velocity axles, heavy duty and agricultural products “negatively impacted our first quarter results,” said Jerry A. Bragiel, president and chief executive officer.  However, the company experienced higher carburetor net sales as a percentage of total net sales in the first quarter over the comparable 2006 period.  The company also said in the following quarters it is expected to benefit from the late 2006 acquisition of the Tomco remanufactured carburetor business, which in 2005 reported $9.5 million in annual carburetor sales.

The company also said it is continuing to pursue other new products and market opportunities.

About Champion

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of future sales, pursuit of new product and market opportunities.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Management’s Discussion and Analysis of Operations - Factors Which May Affect Future Results and Business – Risk Factors sections of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

…more

Champion Parts, Inc.

CHAMPION PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE PERIODS ENDED (unaudited)

	Three Months April 1, 2007	Three Months April 2, 2006
Net Sales	$5,282,000	$6,137,000
Costs and Expenses:
Cost of Products Sold	4,513,000	5,107,000
Selling, Distribution & Administration	554,000	626,000
Total Costs and Expenses	5,067,000	5,733,000
Operating Income	215,000	404,000
Non-Operating Expense/(Income):
Interest Expense, Net	229,000	147,000
Other Non-Operating (Income)	(2,000)	(3,000)
Total Non-Operating Expense/(Income)	227,000	144,000
Income (Loss) Before Income Taxes	(12,000)	260,000
Income Tax Expense (Benefit)	10,000	21,000
Net Income (Loss)	($22,000)	$239,000
Weighted Average Common Shares
Shares Outstanding at Year-end:
Basic	3,655,266	3,655,266
Diluted	3,736,060	3,703,795
Earnings Per Common Share – Basic:
Net Income (Loss) per common share	($0.01)	$0.07
Earnings Per Common Share - Diluted:
Net Income (Loss) Per Common Share	($0.01)	$0.06